March 20, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. Bart Walker
Chief Financial Officer
900 West Main Street
Dothan, Alabama 36301

Re:	Movie Gallery, Inc.
	Form 10-K for the year ended January 2, 2005
	Forms 10-QSB for the periods ended October 2, 2005, July 3,
2005
and April 3, 2005
	Commission file #: 000-24548

Dear Mr. Walker:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								Linda Cvrkel
								Branch Chief
??

??

??

??

Ms. Ivy M. Jernigan
Movie Gallery, Inc.
February 9, 2006
Page 1